Exhibit 21

Subsidiaries of MidWestOne Financial Group, Inc.

Subsidiary Name	Name Under Which Doing Business	State or Other Jurisdiction in which Incorporated
MidWestOne Bank & Trust (f/ka Mahaska State Bank)	—	Iowa
Central Valley Bank	—	Iowa*
MIC Financial, Inc.	—	Iowa
Pella State Bank	—	Iowa
MidwestOne Bank (f/k/a Midwest Federal Savings)	—	Iowa*
MidWestOne Investment Services, Inc.	—	Iowa
Cook & Son Agency, Inc.	—	Iowa

*	Central Valley Bank and MidWestOne Bank converted from federally-chartered thrifts to Iowa-chartered commercial banks effective January 1, 2004.